EXHIBIT 99.10

Date: 09 May 2006

Kadant Inc.

1 Acton Place, Suite 202

Acton, Massachusetts 01720

Dear Sirs:

Our Reference: CBD13698

Re: USD Amortizing Interest Rate Swap

The purpose of this document is to set forth the terms and conditions of the transaction entered into between Citizens Bank of Massachusetts (“CBMA”) and yourselves (“Counterparty”) on the trade date specified below (the “Transaction”). This document will constitute a “Confirmation” as referred to in the ISDA Master Agreement specified below.

The definitions and provisions contained in the 2000 ISDA Definitions,(the “Definitions”), as published by the International Swaps and Derivatives Association, Inc.(“ISDA”)are incorporated into this Confirmation.

In the event of any inconsistency between the Definitions and provisions and this Confirmation, this Confirmation will govern.

This Confirmation evidences a complete and binding agreement between Counterparty and CBMA as to the terms of the Transaction to which this Confirmation relates. This Confirmation supplements, forms part of, and is subject to, the ISDA Master Agreement dated as of May 13, 2005 between Counterparty and CBMA, as the same may be amended and supplemented from time to time (the “Agreement”). All provisions contained in the Agreement shall govern this Confirmation except as expressly modified below. In the event of any inconsistency between this Confirmation and the Agreement, this Confirmation will govern for the purpose of this transaction.

The terms of the particular transaction to which this confirmation relates are as follows:

Notional Amount	See Schedule A

Trade Date	03 May 2006

Effective Date	05 May 2006

Termination Date	04 May 2016, subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Amounts

Fixed Rate Payer	Counterparty

Fixed Rate Payer Payment Dates	The last day of each March, June, September and December from and including 30 June 2006 to and including 31 March 2016, and the Termination Date subject to adjustment in accordance with the Modified Following Business Day Convention.

Fixed Rate	5.63 pct

Fixed Rate Day Count Fraction	Actual/360

Floating Amounts

Floating Rate Payer	CBMA

Floating Rate Payer Payment Dates	The last day of each March, June, September and December from and including 30 June 2006 to and including 31 March 2016, and the Termination Date subject to adjustment in accordance with the Modified Following Business Day Convention.

Floating Rate for initial Calculation Period	5.09104 pct (exclusive of Spread where applicable)

Floating Rate Option	USD-LIBOR-BBA

Designated Maturity	3 Months, with the exception of the final Calculation Period which will be a Linear Interpolation

Spread	None

Floating Rate Day Count Fraction	Actual/360

Reset Dates	The first day of each Calculation Period.

Business Days	New York and London

Calculation Agent	CBMA

Payments to Counterparty: Account Number: Account Name: Bank:	To be advised To be advised To be advised

So long as no Event of Default or Termination Event shall have occurred and then be continuing with respect to Counterparty, the parties hereto agree that Counterparty may terminate this Transaction by at least [5] Business days prior notice to CBMA of its intention to do so, whereupon (a) the obligations of the parties to make any further payments under Section 2(a)(i) of the Agreement in respect of such Transaction shall terminate, (b) the Calculation Agent shall determine a Settlement Amount in accordance with the provisions of the Agreement and provide a statement with respect thereto, and (c) a termination payment shall be made on the Early Termination Date as if such Transaction were a Terminated Transaction and Counterparty was the Affected Party.

Counterparty and CBMA represent that each party is acting for its own account and, that each party has made its own independent decisions to enter into this Transaction and as to whether this transaction is appropriate or proper for it based on its own judgement and upon advice from such advisors as it has deemed necessary. Neither party is relying upon any communication (written or oral) from the other party as investment advice or as a recommendation to enter into this Transaction. Information and explanations related to the terms and conditions of this Transaction shall not be considered investment advice or a recommendation to enter into this Transaction. No assurances or guarantees (written or oral) as to the expected results of this Transaction have been received by either party. Each party is capable of evaluating and understanding the terms, risks and conditions of this Transaction. Each party is capable of assuming, and assumes, the financial and other risks of this Transaction.

Counterparty understands that the Transaction entered into under this agreement does not constitute a deposit and is not insured by the Federal Deposit Insurance Corporation, Federal Reserve Board, Office of the Comptroller of the Currency or any state or federal banking agency.

For the purposes of this Transaction, the Schedule to the Agreement is hereby amended as follows:

(i)	Part 5(c) to the Schedule is deleted in its entirety and replaced by the below:

(c) Additional Event of Default. It shall constitute an Event of Default under this Agreement if there should occur and be continuing, unwaived and uncured, an Event of Default under the Credit Agreement. As used herein, “Credit Agreement” shall mean (i) the Credit Agreement, dated as of May 9, 2005, by and among Party B as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and the several lenders from time to time party thereto, as such agreement may be amended, restated, modified, or extended from time to time hereafter (the “JPM Credit Agreement”), (ii) the Promissory Note dated May 4, 2006 between Party A and Party B as such agreement may be amended, restated, modified, or extended from time to time hereafter (the “Citizens’ Loan”) and (iii) any credit agreement that in whole or substantial part replaces the JPM Credit Agreement or the Citizens’ Loan, as such replacement agreement shall be amended, restated, modified or replaced from time to time or (iv) any obligation of Party B to repay borrowed money to Party A (or its successors and assigns).

(ii)	Part 1(h) to the Schedule is deleted in its entirety and replaced by the below:

(h) “Additional Termination Event” will apply. The following shall constitute an Additional Termination Event with respect to Party B:

The expiration or termination for any reason (including as a result of a pre-payment by Party B) of all of the JPM Credit Agreement, the Citizens’ Loan, and (if applicable) any other Credit Agreement, as defined herein, or prior to the satisfaction of all obligations of Party B under this Transaction, there is no Credit Agreement, as defined herein, in full force and effect.

For the purpose of the foregoing Additional Termination Event, Party B shall be deemed to be the Affected Party.

All inquiries regarding payments and/or rate re-settings should be sent to:

CBMA:

Citizens Bank of Massachusetts

One Citizens Plaza

Providence, RI 02903

Attn: Treasury

James	Hill Phone: 401-282-1809

Fax: 401-282-7718

Counterparty:

Kadant Inc.

1 Acton Place, Suite 202

Acton, Massachusetts 01720

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing a copy of this Confirmation enclosed for that purpose and returning it to us via mail at the address listed above.

For and on behalf of Citizens Bank of Massachusetts

By: /s/ Kristen Silva

Name: Kristen Silva

Title: Authorized Signatory

Kadant Inc.

By:	/s/ Daniel J. Walsh

Name: Daniel J. Walsh

Title: Treasurer